Exhibit (a)(1)

               TRUST AGREEMENT OF XYZ EXCHANGEABLE PREFERRED TRUST


          TRUST AGREEMENT, dated as of July 28, 1998 among Samir A. Gandhi, as Depositor, and Donald J. Puglisi, William R. Latham III and James B. O'Neill, as Trustees. The Depositor and the Trustees hereby agree as follows:

          1. The trust created hereby shall be known as "XYZ Exchangeable Preferred Trust", in which name the Trustees may conduct the business of the Trust, make and execute contracts, and sue and be sued.

          2. The Depositor hereby assigns, transfers, conveys and sets over to the Trustees the sum of $1. The Trustees hereby acknowledge receipt of such amount in trust from the Depositor, which amount shall constitute the initial trust estate. The Trustees hereby declare that they will hold the trust estate in trust for the Depositor. It is the intention of the parties hereto that the Trust created hereby constitute a business trust under Chapter 38 of Title 12 of the Delaware Code, 12 Del. C. ss. 3801, et seq. and that this document constitute the governing instrument of the Trust. The Trustees are hereby authorized and directed to execute and file a certificate of trust with the Delaware Secretary of State in the form attached hereto.

          3. The Depositor and the Trustees will enter into an amended and restated Trust Agreement, satisfactory to each such party, to provide for the contemplated operation of the Trust created hereby. Prior to the execution and delivery of such amended and restated Trust Agreement, the Trustees shall not have any duty or obligation hereunder or with respect to the trust estate, except as otherwise required by applicable law or as may be necessary to obtain prior to such execution and delivery any licenses, consents or approvals required by applicable law or otherwise.

          4. This Trust Agreement may be executed in one or more counterparts.

          5. The Trustees may resign upon thirty days prior notice to the Depositor.



                  IN WITNESS WHEREOF, the parties hereto have caused this Trust Agreement to be duly executed by their respective officers hereunto duly authorized, as of the day and year first above written.



                                                  DEPOSITOR:


                                                  /s/ Samir A. Gandhi
                                                  ------------------------------
                                                  Samir A. Gandhi,
                                                  as Depositor


                                                  TRUSTEE:


                                                  /s/ Donald J. Puglisi
                                                  ------------------------------
                                                  Donald J. Puglisi,
                                                  as Trustee


                                                  TRUSTEE:


                                                  /s/ William R. Latham III
                                                  ------------------------------
                                                  William R. Latham III,
                                                  as Trustee


                                                  TRUSTEE:


                                                  /s/ James B. O'Neill
                                                  ------------------------------
                                                  James B. O'Neill,
                                                  as Trustee